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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.            )(1)


                            The J.M. Smucker Company
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Class A Common Shares, without par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 June 22, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                       SCHEDULE   13G               Page  2 of  7 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Andros et Cie


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
     Not applicable

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     French Republic

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    792,900(1)
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    O
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    792,900(1)
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    0
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     792,900

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not applicable                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________


-----------
(1) Consists of shares owned of record by Andros S.A., a wholly-owned subsidiary of Andros et Cie.

CUSIP No.                        SCHEDULE 13G                Page  3 of  7 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Andros S.A.


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
     Not applicable

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     French Republic

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    792,900
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    O
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    792,900
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    0
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     792,900

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not applicable                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                    SCHEDULE 13G                    Page  4 of  7 Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:

            The J.M. Smucker Company

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

            Strawberry Lane
            Orville, Ohio 44667-0280

________________________________________________________________________________
Item 2(a).  Name of Persons Filing:


            This statement is being filed by Andros et Cie, a close stock corporation (societe par actions simplifiee) organized under the laws of the French Republic and by Andros S.A., a stock corporation (societe anonyme) organized under the laws of the French Republic and a wholly-owned subsidiary of Andros et Cie.

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            The address of the principal business office of each of Andros et Cie and Andros S.A. is BP 1, 46131 Biars sur Cere, France.

________________________________________________________________________________
Item 2(c).  Citizenship:

            Andros et Cie and Andros S.A. are each organized under the laws of the French Republic.

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

            Class A Common Shares, without par value, of The J. M. Smucker Company.

________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Sections 240.13d-1(b), 240.13d-2(b) or (c), Check Whether the Person Filing is a:

            If this statement is filed pursuant to rule 13d-1(c), check this box [x]

CUSIP No.                       SCHEDULE 13G                 Page  5 of  7 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          As of June 22, 1999, Andros et Cie beneficially owns in the aggregate the following:

     (a)  Amount beneficially owned:

          792,900(1)


     (b)  Percent of class:

          5.5%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote: 792,900              ,
          (ii)  Shared power to vote or to direct the vote: 0                  ,
          (iii) Sole power to dispose or to direct the disposition of: 792,900 ,
          (iv)  Shared power to dispose or to direct the disposition of: 0


          As of June 22, 1999, Andros S.A. beneficially owns in the aggregate the following:

      (a)  Amount beneficially owned:

          792,900


     (b)  Percent of class:

          5.5%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote: 792,900              ,
          (ii)  Shared power to vote or to direct the vote: 0                  ,
          (iii) Sole power to dispose or to direct the disposition of: 792,900 ,
          (iv)  Shared power to dispose or to direct the disposition of: 0

-----------
(1) Consists of shares owned of record by Andros S.A., a wholly owned subsidiary.

CUSIP No.                    SCHEDULE 13G                    Page  6 of  7 Pages


________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable


________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Andros S.A. is the purchaser and owner of record of the Class A Common Shares of the Issuer to which this filing relates, and as such, Andros S.A. has the right to receive dividends from, or proceeds from the sale of, such shares of the Issuer. Andros S.A. is a wholly-owned subsidiary of Andros et Cie.


________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         The shares of the Issuer to which this filing relates were purchased by Andros S.A., a stock corporation (societe anonyme) organized under the laws of the French Republic. Andros S.A. is wholly-owned by Andros et Cie, a close stock corporation (societe par actions simplifiee) organized under the laws of the French Republic.


________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

         Not applicable.


________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

         Not applicable.


________________________________________________________________________________
Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 ANDROS ET CIE

                                                    July 2, 1999
                                        ----------------------------------------
                                                        (Date)


                                        /s/ Jean Gervoson
                                        ----------------------------------------
                                                      (Signature)


                                                Jean Gervoson, President
                                        ----------------------------------------
                                                      (Name/Title)



                                  ANDROS S.A.

                                                   July 2, 1999
                                        ----------------------------------------
                                                        (Date)


                                        /s/ Jean Gervoson
                                        ----------------------------------------
                                                      (Signature)


                                                Jean Gervoson, President
                                        ----------------------------------------
                                                      (Name/Title)